Exhibit 99.1

      Citrix Announces Findings of Voluntary Stock Option Review

                  Citrix Granted Extension by NASDAQ


    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--June 13, 2007--Citrix Systems, Inc. (Nasdaq:CTXS), the global leader in application delivery infrastructure, today announced that the Audit Committee of its Board of Directors reported its findings from the voluntary review into Citrix's historical stock option granting practices and related accounting that has been ongoing for approximately the last seven months. This comprehensive review was conducted by the Audit Committee, which was assisted by both independent outside legal counsel and forensic accounting consultants. The review covered option grants made to employees, executives and directors during the period from January 1996 to December 2006, consisting of approximately 200 grant dates representing over 27,000 individual option grants. The review included an extensive examination of the Company's stock option granting practices, accounting policies, related accounting records, supporting documentation and electronic data, including e-mail, as well as over 50 interviews with current and former officers, employees, members of the Board of Directors and outside professionals.

    The Audit Committee concluded that from 1996 until mid-1998, the Company followed processes and procedures that likely led to the setting of grant dates retrospectively for many stock options granted to employees and executives. The Audit Committee found that none of the Company's current executives were responsible for retrospective selection of grant dates during this period.

    For grants from 1996 through late-2003, the accounting issues corrected in the restatement were caused mainly by errors such as delays in obtaining written approvals of grants, incomplete adherence to grant procedures, and process deficiencies in the grant procedures. Many of the errors during this period resulted from delays in obtaining written approval of grants for which the grant dates were selected in advance. After late 2003, there were only a few issues, caused by administrative errors. After completion of its investigation, the Audit Committee concluded that there was no intentional wrongdoing by any current executive of the company in connection with the Company's stock option grants and procedures during the period under review (1996-2006).

    As a result of the voluntary review, and as previously announced by the Company, the Company intends to restate its previously issued financial statements and reports thereon for the fiscal years 2004 and 2005 and for the interim quarterly periods for 2005 and 2006 to reflect the additional non-cash stock-based compensation expense and related tax effects that should have been recorded with respect to stock option grants whose accounting measurement dates are being revised.

    The Company intends to submit a request for consultation on certain interpretive issues to the Office of Chief Accountant ("OCA") of the Securities and Exchange Commission. Because of the pending OCA consultation, the Company has not yet determined conclusively the amount of additional non-cash compensation expense to be recorded or the resulting tax impact.

    As a result of the information collected by the Audit Committee during its review, management has proposed recommendations for further enhancement of the Company's equity-based compensation granting practices.

    Today the Company also announced that the Nasdaq Listing Qualifications Panel, subject to certain conditions, has granted the Company an extension of time until July 30, 2007 in which to file its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, all required restated and other financial statements for previous periods, and to otherwise meet all necessary listing standards of the Nasdaq Global Select Market. During the extension period, the Company's common stock will continue to be listed on the Nasdaq Global Select Market.

    About Citrix

    Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader and the most trusted name in application delivery infrastructure. More than 180,000 organizations worldwide rely on Citrix to deliver any application to users anywhere with the best performance, highest security and lowest cost. Citrix customers include 100% of the Fortune 100 companies and 98% of the Fortune Global 500, as well as hundreds of thousands of small businesses and prosumers. Citrix has approximately 6,200 channel and alliance partners in more than 100 countries. Annual revenue in 2006 was $1.1 billion.

    For Citrix Investors

    This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The forward-looking statements in this release do not constitute promises or guarantees of future performance, but involve a number of risks and uncertainties that could cause actual results to differ materially from such statements. Such forward looking statements include, without limitation, statements concerning the completion of the Company's financial restatement. Factors that could cause actual results to differ materially from such statements include, but are not limited to, the results of the Audit Committee's review of the Company's stock option granting practices and related accounting, review by the OCA of the financial accounting determinations made by the Company with respect to the measurement dates used for stock option grants issued by the Company, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. In addition, the review and the findings announced today may adversely impact the Company, including without limitation the assumption by the Company of liabilities and costs associated with tax matters, litigation matters and regulatory matters, the amount and timing of which are uncertain but which are likely to be material. Further, there can be no assurance that the Company will be able to make the required filings with the Securities and Exchange Commission by the extension deadline established by the Nasdaq Listing Qualifications Panel or that the panel will grant any additional extension if necessary. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

    Citrix(R) is a registered trademark of Citrix Systems, Inc. in the U.S. and other countries. All other trademarks and registered trademarks are property of their respective owners.

    CONTACT: Citrix Systems, Inc., Fort Lauderdale
             Media inquiries:
             Eric Armstrong, 954-267-2977
             eric.armstrong@citrix.com
             or
             Investor inquiries:
             Eduardo Fleites, 954-229-5758
             eduardo.fleites@citrix.com